Exhibit 10.1

FORM OF
TRANSITION SERVICES AGREEMENT
dated as of [•]
between
CARDINAL HEALTH, INC.
and
CAREFUSION CORPORATION

i

ii

ANNEX A Cardinal Health Materials
ANNEX B Software Fee Arrangement
ANNEX C Calculation of Service Charges
ANNEX D Service-Related Third Party Contracts
ANNEX E Compliance Requirements for CareFusion Services

EXHIBIT I Competitors
EXHIBIT II Services Managers

iii

     This Transition Services Agreement, dated as of [•] (this “Agreement”), is made between Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”), and CareFusion Corporation, a Delaware corporation (“CareFusion”).
RECITALS
     WHEREAS, Cardinal Health and CareFusion entered into the Separation Agreement, dated as of [•] (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).
     WHEREAS, pursuant to the Separation Agreement, the Parties (as defined below) agreed that (a) Cardinal Health shall provide or cause to be provided to CareFusion (and/or its Affiliates on the date of this Agreement immediately after giving effect to the Distribution (as defined in the Separation Agreement), collectively referred to as the “CareFusion Entities”) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth in this Agreement and (b) CareFusion shall provide or cause to be provided to Cardinal Health (and/or its Affiliates on the date of this Agreement immediately after giving effect to the Distribution, collectively referred to as the “Cardinal Health Entities”) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by Cardinal Health and CareFusion on or prior to the Distribution Date (as defined in the Separation Agreement).
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Certain Defined Terms. (a) Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.
     (b) The following capitalized terms used in this Agreement shall have the meanings set forth below:
     “Additional Services” shall have the meaning set forth in Section 2.03(a).
     “Agreement” shall have the meaning set forth in the Preamble.
     “Cardinal Health” shall have the meaning set forth in the Preamble.
     “Cardinal Health Entities” shall have the meaning set forth in the Recitals.

     “Cardinal Health Facilities” shall have the meaning set forth in Section 5.02(a).
     “Cardinal Health Materials” shall have the meaning set forth in Section 3.01(a).
     “Cardinal Health Services” shall have the meaning set forth in Section 2.01.
     “Cardinal Health Services Manager” shall have the meaning set forth in Section 2.05(a).
     “CareFusion” shall have the meaning set forth in the Preamble.
     “CareFusion Entities” shall have the meaning set forth in the Recitals.
     “CareFusion Facilities” shall have the meaning set forth in Section 5.02(a).
     “CareFusion Services” shall have the meaning set forth in Section 2.01.
     “CareFusion Services Manager” shall have the meaning set forth in Section 2.05(b).
     “Competitor” means any of the Persons listed on Exhibit I, any successors thereto and any other Person that, directly or indirectly, owns, invests in, manages, operates, controls or engages in the principal businesses of any Person listed on Exhibit I and has a market share in such businesses that is similar to, or greater than, the market share of such Person listed on Exhibit I.
     “Confidential Information” shall have the meaning set forth in Section 11.03(a).
     “Dispute” shall have the meaning set forth in Section 9.01(a).
     “Facilities” shall have the meaning set forth in Section 5.02(b).
     “Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person), or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
     “Interest Payment” shall have the meaning set forth in Section 6.01(b).
     “New Services” shall have the meaning set forth in Section 2.04(a).
     “Party” means Cardinal Health and CareFusion individually, and “Parties” means Cardinal Health and CareFusion collectively, and, in each case, their permitted successors and assigns.

     “Provider” means the Party or its Subsidiary or Affiliate providing a Service under this Agreement.
     “Provider Indemnified Party” shall have the meaning set forth in Section 8.04.
     “Recipient” means the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.
     “Recipient Indemnified Party” shall have the meaning set forth in Section 8.05.
     “Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such person.
     “Schedule(s)” shall have the meaning set forth in Section 2.02.
     “Separation Agreement” shall have the meaning set forth in the Preamble.
     “Service Charges” shall have the meaning set forth in Section 6.01(a).
     “Service Extension” shall have the meaning set forth in Section 10.01(d).
     “Service Increases” shall have the meaning set forth in Section 2.03(b).
     “Services” shall have the meaning set forth in Section 2.01.
     “Termination Charges” shall mean, with respect to the early termination of any Service (i) prior to the expiration of the applicable minimum service period or (ii) without the requisite early termination notice, in each case, as set forth in the Schedule relating to such Service, a monthly amount equal to any and all Services Charges payable by the Recipient in connection with such Service (x) for the remainder of the applicable minimum service period, if any, or (y) if there is no minimum service period, for the remainder of the term of such Service, in each case, as set forth on the applicable Schedule and payable on a monthly basis in accordance with Section 6.01(a); provided, that the Provider shall use its commercially reasonable efforts to reduce any costs, fees or expenses incurred by the Provider or payable to any unaffiliated third-party provider in connection with the provision of such Service and credit any such reductions against the Termination Charges payable by the Recipient (for the avoidance of doubt, no Termination Charges shall be payable by a Recipient with respect to the early termination of a Service in accordance with Section 10.01(b) and after the minimum service period applicable to such Service set forth in the applicable Schedule).
ARTICLE II
SERVICES, DURATION AND SERVICES MANAGERS
     Section 2.01. Services. Subject to the terms and conditions of this Agreement, (a) Cardinal Health shall provide (or cause to be provided) to CareFusion Entities the services and access to facilities listed on Schedule A and Schedule B to this Agreement (the “Cardinal Health Services”) and (b) CareFusion shall provide (or cause to be provided) to the Cardinal

     Health Entities the services and access to facilities listed on Schedule C and Schedule D to this Agreement (the “CareFusion Services,” and, collectively with the Cardinal Health Services, any Additional Services, any Service Increases and any New Services, the “Services”). All of the Services shall be for the sole use and benefit of the respective Recipient and its respective Party. For the avoidance of doubt, none of the Services listed on any Schedule shall require the relevant Provider to provide the legal services of any attorney to the Recipient in connection with any such Service and the Recipient shall be responsible for obtaining legal services on its own.
     Section 2.02. Duration of Services. Subject to the terms of this Agreement, each of Cardinal Health and CareFusion shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the period of duration for such Service as set forth on Schedule A, Schedule B, Schedule C or Schedule D (each a “Schedule”, and collectively, the “Schedules”) or (ii) the date on which such Service is terminated under Section 10.01(b); provided, however, that each Recipient shall use its commercially reasonable efforts in good faith to transition itself to a stand-alone entity with respect to each Service during the period for such Service as set forth in the relevant Schedules; and provided, further, to the extent that a Provider’s ability to provide a Service is dependent on the continuation of either a Cardinal Health Service or a CareFusion Service (and such dependence has been made known to the other Party), as the case may be, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Cardinal Health Service or supporting CareFusion Service, as the case may be.
     Section 2.03. Additional Unspecified Services. (a) After the date of this Agreement, if Cardinal Health or CareFusion (i) identifies a service that (x) the Cardinal Health Entities provided to the CareFusion Business prior to the Distribution Date that CareFusion reasonably needs in order for the CareFusion Business to continue to operate in substantially the same manner in which the CareFusion Business operated prior to the Distribution Date, and such service was not included on Schedule A or Schedule B (other than because the Parties agreed such service shall not be provided), or (y) the CareFusion Entities provided to Cardinal Health or its Affiliates prior to the Distribution Date that Cardinal Health reasonably needs in order for the Cardinal Health Business to continue to operate in substantially the same manner in which the Cardinal Health Business operated prior to the Distribution Date, and such service was not included on Schedule C or Schedule D (other than because the Parties agreed such service shall not be provided), and (ii) provides written notice to the other party within one hundred twenty (120) days following the Distribution Date requesting such additional services, then such other party shall provide such requested additional services (such additional services, the “Additional Services”). In connection with any request for Additional Services in accordance with this Section 2.03(a), the Cardinal Health Services Manager and the CareFusion Services Manager shall in good faith negotiate the terms of a supplemental Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. The supplemental Schedule shall set forth the applicable Service Charge and describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services. Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

     (b) After the date of this Agreement, if (i) (x) a Recipient requests or (y) a Provider reasonably determines that the Recipient’s business requires, the Provider to increase, relative to historical levels prior to the Distribution Date, the volume, amount, level or frequency, as applicable, of any Service provided by such Provider and (ii) such increase is reasonably determined by the Recipient as necessary for the Recipient to operate its businesses (such increases, the “Service Increases”), then such Provider shall provide the Service Increases in accordance with such request; provided, that no Party shall be obligated to provide any Service Increase if it does not, in its reasonable judgment, have adequate resources to provide such Service Increase or if the provision of such Service Increase would significantly disrupt the operation of its businesses. In connection with any request for Service Increases in accordance with this Section 2.03(b), the Cardinal Health Services Manager and the CareFusion Services Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
     Section 2.04. New Services. (a) From time to time during the term of this Agreement, either Party may request the other Party to provide additional or different services which such other Party is not expressly obligated to provide under this Agreement (the “New Services”). The Party receiving such request shall consider such request in good faith and shall use commercially reasonable efforts to provide any such New Services; provided, that no Party shall be obligated to provide any New Services if it does not, in its reasonable judgment, have adequate resources to provide such New Services or if the provision of such New Services would significantly disrupt the operation of its businesses; and, for the avoidance of doubt, neither Party shall have any obligation to provide New Services if, after negotiations between the Parties pursuant to Section 2.04(b), the Parties fail to reach an agreement with respect to the terms (including the Service Charges) applicable to the provision of such New Services.
     (b) In connection with any request for New Services in accordance with Section 2.04(a), the Cardinal Health Services Manager and the CareFusion Services Manager shall in good faith (i) negotiate the terms of a supplemental Schedule, which supplemental Schedule shall set forth the applicable Service Charge and describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such New Services, and (ii) determine any costs and expenses, including any start-up costs and expenses, that would be incurred by the Provider in connection with the provision of such New Services, which costs and expenses shall be borne solely by the Recipient. Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
     Section 2.05. Transition Services Managers. (a) Cardinal Health hereby appoints and designates the individual holding the Cardinal Health position set forth on Exhibit II to act as its initial services manager (the “Cardinal Health Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Cardinal Health Services and have authority to act on Cardinal Health’s behalf with respect to matters relating to this Agreement.

The Cardinal Health Services Manager will work with the personnel of the Cardinal Health Entities to periodically address issues and matters raised by CareFusion relating to this Agreement. Notwithstanding the requirements of Section 11.05, all communications from CareFusion to Cardinal Health pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the Cardinal Health Services Manager, or such other individual as specified by the Cardinal Health Services Manager in writing and delivered to CareFusion by email or facsimile transmission with receipt confirmed. Cardinal Health shall notify CareFusion of the appointment of a different Cardinal Health Services Manager, if necessary, in accordance with Section 11.05.
     (b) CareFusion hereby appoints and designates the individual holding the CareFusion position set forth on Exhibit II to act as its initial services manager (the “CareFusion Services Manager”), who will be directly responsible for coordinating and managing the delivery of CareFusion Services and have authority to act on CareFusion’s behalf with respect to matters relating to this Agreement. The CareFusion Services Manager will work with the personnel of CareFusion Entities to periodically address issues and matters raised by Cardinal Health relating to this Agreement. Notwithstanding the requirements of Section 11.05, all communications from Cardinal Health to CareFusion pursuant to this Agreement regarding routine matters involving the Services set forth on the Schedules shall be made through the CareFusion Services Manager or such other individual as specified by the CareFusion Services Manager in writing and delivered to Cardinal Health by email or facsimile transmission with receipt confirmed. CareFusion shall notify Cardinal Health of the appointment of a different CareFusion Services Manager, if necessary, in accordance with Section 11.05.
     Section 2.06. Personnel. (a) The Provider of any Service will make available to the Recipient of such Service such personnel as may be necessary to provide such Service. The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time, so long as there is no resulting increase in costs or decrease in the level of service for the Recipient; provided, however, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.
     (b) In the event that the provision of any Service by the Provider requires, as set forth in the Schedules, the cooperation and services of the applicable personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service. The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service, and (ii) remove and replace such personnel at any time, so long as there is no resulting increase in costs to, or any adverse effect to the provision of such Service by, the Provider; provided, however, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel. The Provider may, in its reasonable discretion and following discussions with the Recipient, request the Recipient to remove and/or replace any such personnel from their roles in respect of the Services being provided by the Provider. All personnel of the Recipient made available to the Provider pursuant to this Section 2.06(b) shall be dedicated full-time to the provision of the applicable Services in accordance with the direction of the Provider and shall be instructed to comply with the applicable policies and guidelines of the Provider, including any policies and guidelines relating to enterprise information technology (EIT).
     (c) No Provider shall be liable under this Agreement for any Liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.
ARTICLE III
CARDINAL MATERIALS
     Section 3.01. Corporate Policies. (a) Cardinal Health shall provide CareFusion access and rights to those policies and manuals published on the Cardinal Health Intranet and listed in Annex A (the “Cardinal Health Materials”). Subject to the terms and conditions of this Agreement, Cardinal Health grants to CareFusion a non-exclusive, royalty-free, fully paid-up, worldwide license to create or have created materials based on the Cardinal Health Materials for distribution to employees and suppliers of CareFusion and use such materials in the operation of the CareFusion Business in substantially the same manner as the Cardinal Health Materials were used by Cardinal Health prior to the Distribution. It is understood and agreed that Cardinal Health makes no representation or warranty, express or implied, as to the accuracy or completeness of any of the Cardinal Health Materials, as to the noninfringement of any of the Cardinal Health Materials or as to the suitability of any of the Cardinal Health Materials for use by CareFusion in respect of its business or otherwise.
     (b) Notwithstanding the foregoing and except as may be permitted under the Transitional Trademark License Agreement, dated as of the date hereof, by and between Cardinal Health and CareFusion, the text of any materials related to or based upon any of the Cardinal Health Materials created by or for CareFusion may not contain any references to Cardinal Health (or any use of Cardinal Health’s marks, names, trade dress, logos or other source or business identifiers, including the Cardinal Health Name and Cardinal Health Marks), Cardinal Health’s publications, Cardinal Health’s personnel (including senior management), Cardinal Health’s management structures or any other indication that such materials are based upon any of the Cardinal Materials.
     Section 3.02. Limitation on Rights and Obligations with Respect to the Cardinal Health Materials. (a) Cardinal Health shall have no obligation to (i) notify CareFusion of any changes or proposed changes to any of the Cardinal Health Materials, (ii) include CareFusion in any consideration of proposed changes to any of the Cardinal Health Materials, (iii) provide draft changes of any of the Cardinal Health Materials to CareFusion for review and/or comment or (iv) provide CareFusion with any updated materials relating to any of the Cardinal Health Materials. CareFusion acknowledges and agrees that, except as expressly set forth above, Cardinal Health reserves all rights (including all Intellectual Property rights) in, to and under the Cardinal Health Materials and no rights with respect to ownership or use, except as otherwise expressly provided in this Agreement, shall vest in CareFusion. The Parties acknowledge and agree that the Cardinal Health Materials are the Confidential Information of Cardinal Health. CareFusion shall use at least the same degree of care to prevent and restrain the unauthorized use or disclosure of any materials created by or for CareFusion that are based upon any of the Cardinal Health Materials as it uses for its other confidential information of a like nature, but in no event less than a reasonable degree of care. CareFusion will allow Cardinal Health reasonable access to personnel and information as reasonably necessary to determine CareFusion’s compliance with the provisions set forth above; provided, however, such access shall not unreasonably interfere with any of the business or operations of CareFusion. Subject to Section 9.01, in the event that Cardinal Health determines that CareFusion has not materially complied with some or all of its obligations with respect to any or all of the Cardinal Health Materials, Cardinal Health may terminate CareFusion’s rights with respect to such Cardinal Health Materials upon written notice to CareFusion and, in such case, Cardinal Health shall be entitled to require such Cardinal Health Materials to be returned to Cardinal Health or destroyed and any materials created by or for CareFusion that are based upon such Cardinal Health Materials to be destroyed (with such destruction certified by CareFusion in writing to Cardinal Health promptly after such termination).
     (b) If CareFusion determines to cease to avail itself of any of the Cardinal Health Materials or upon expiration or termination of any period during which CareFusion is permitted to use any of the Cardinal Health Materials, Cardinal Health and CareFusion shall cooperate in good faith to take reasonable and appropriate actions to effectuate such determination, expiration or termination, to arrange for the return to Cardinal Health or destruction of such Cardinal Health Materials and to protect Cardinal Health’s rights and interests in such Cardinal Health Materials.
ARTICLE IV
OTHER ARRANGEMENTS
     Section 4.01. Software and Software Licenses. (a) If and to the extent requested by CareFusion, Cardinal Health shall use commercially reasonable efforts to assist CareFusion in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for Cardinal Health to provide, or CareFusion to receive, Cardinal Health Services (which assistance shall include providing CareFusion the opportunity to receive a copy of, or participate in, any communication between Cardinal Health and the applicable third party licensor in connection therewith); provided, however, that Cardinal Health and CareFusion shall identify the specific types and quantities of any such software licenses; provided, further, that, subject to the terms set forth in Annex B, Cardinal Health shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable CareFusion to obtain any such license or rights; provided, further, that Cardinal Health shall not be required to seek broader rights or more favorable terms for CareFusion than those applicable to Cardinal Health or CareFusion, as the case may be, prior to the date of this Agreement or as may be applicable to Cardinal Health from time to time hereafter; and, provided, further, that, subject to the terms set forth in Annex B, CareFusion shall bear only those costs that relate directly to obtaining such licenses (or other appropriation rights) in the ordinary course, which shall not include any payments relating to the discharge of Excluded Liabilities which are not related to the provision of Cardinal Health Services. The Parties acknowledge and agree that there can be no assurance that Cardinal Health’s efforts will be successful or that CareFusion will be able to obtain such licenses or rights on acceptable terms or at all and, where Cardinal Health enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that CareFusion is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow Cardinal Health to provide, or CareFusion to receive, such Cardinal Health Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require CareFusion to pay for any fees, expenses or costs relating to the software license that CareFusion was unable to obtain pursuant to the provisions of this Section 4.01(a).
     (b) If and to the extent requested by Cardinal Health, CareFusion shall use commercially reasonable efforts to assist Cardinal Health in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for CareFusion to provide, or Cardinal Health to receive, CareFusion Services (which assistance shall include providing Cardinal Health the opportunity to receive a copy of, or participate in, any communication between CareFusion and the applicable third party licensor in connection therewith); provided, however, that Cardinal Health and CareFusion shall identify the specific types and quantities of any such software licenses; provided, further, that, subject to the terms set forth in Annex B, CareFusion shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable Cardinal Health to obtain any such license or rights; provided, further, that CareFusion shall not be required to seek broader rights or more favorable terms for Cardinal Health than those applicable to Cardinal Health or CareFusion, as the case may be, prior to the date of this Agreement or as may be applicable to CareFusion from time to time hereafter; and, provided, further, that, subject to the terms set forth in Annex B, Cardinal Health shall bear only those costs that relate directly to obtaining such licenses (or other appropriation rights) in the ordinary course, which shall not include any payments relating to the discharge of CareFusion Liabilities which are not related to the provision of CareFusion Services. The Parties acknowledge and agree that there can be no assurance that CareFusion’s efforts will be successful or that Cardinal Health will be able to obtain such licenses or rights on acceptable terms or at all and, where CareFusion enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that Cardinal Health is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow CareFusion to provide, or Cardinal Health to receive, such CareFusion Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement, which amended Schedule shall not require Cardinal Health to pay for any fees, expenses or costs relating to the software license that Cardinal Health was unable to obtain pursuant to the provisions of this Section 4.01(b).
ARTICLE V
ADDITIONAL AGREEMENTS
     Section 5.01. Cardinal Health Computer-Based and Other Resources.

     (a) As of the date of this Agreement, except as otherwise expressly provided in the Separation Agreement or in any other Transaction Documents, or unless required in connection with the performance of or delivery of a Service, CareFusion and its Affiliates shall cease to use and shall have no further access to, and Cardinal Health shall have no obligation to otherwise provide, the Cardinal Health Intranet and other owned or licensed computer software, networks, hardware or technology of Cardinal Health or its Affiliates and shall have no access to, and Cardinal Health shall have no obligation to otherwise provide, computer-based resources (including e-mail and access to Cardinal Health’s or its Affiliates’ computer networks and databases) that require a password or are available on a secured access basis only. From and after the date of this Agreement, CareFusion and its Affiliates shall cause all of their personnel having access to the Cardinal Health Intranet or such other computer software, networks, hardware, technology or computer based resources pursuant to the Separation Agreement, any Transaction Document or in connection with performance, receipt or delivery of a Service to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of Cardinal Health and its Affiliates (of which Cardinal Health provides CareFusion notice). CareFusion shall ensure that the access contemplated by this Section 5.01 shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.
     (b) Except as expressly provided in the Separation Agreement or in any other Transaction Documents or unless required in connection with the performance or delivery of any Services, each of the Parties and its Affiliates shall cease using (and shall cause their employees to cease using) the services made available by the other Party and its Affiliates prior to the date of this Agreement.
     Section 5.02. Co-location and Facilities Matters. (a) Cardinal Health hereby grants to CareFusion a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule B (the “Cardinal Health Facilities”), for substantially the same purposes as used immediately prior to the date of this Agreement. CareFusion hereby grants, or shall cause one or more of its Affiliates to grant, to Cardinal Health a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule D (the “CareFusion Facilities”), for substantially the same purposes as used immediately prior to the date of this Agreement. In the event that after the date of this Agreement, either Cardinal Health or CareFusion determines that there are other facilities where such Party needs or reasonably desires to co-locate or that such Party does not require use of one or more of the Cardinal Health Facilities or CareFusion Facilities, as the case may be, the Parties will discuss such Party’s request and negotiate in good faith a mutually satisfactory arrangement. For the avoidance of doubt, at each of the Cardinal Health Facilities and CareFusion Facilities, Cardinal Health and CareFusion, as the case may be, shall, in addition to providing access and the right to use such facilities, shall provide to the personnel of Cardinal Health and CareFusion, as the case may be, substantially all ancillary services that are provided as of the date of this Agreement to its own personnel at such facility, such as, by way of example and not limitation; reception, general maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence) and telephony services; access to duplication, facsimile, printing and other similar office services; and use of cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in the Schedules, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a Cardinal Health Facility or a CareFusion Facility, as the case may be, it being understood that the Provider shall not provide security services to Recipient-specific areas of Provider’s facility (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area) or security passes that permit entrance to Provider-specific areas of Provider’s facility and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear.
     (b) The Parties shall only permit their authorized Representatives, contractors, invitees or licensees to use CareFusion Facilities and Cardinal Health Facilities (collectively, the “Facilities”), except as otherwise permitted by the other Party in writing. Each Party shall, and shall cause its respective Subsidiaries, Representatives, contractors, invitees or licensees to, vacate the other Party’s Facilities at or prior to the expiration date relating to each Facility set forth in Schedule B and Schedule D and shall deliver over to the other Party or its Subsidiaries, as applicable, the Facilities in substantially the same repair and condition at that date as on the date of this Agreement, ordinary wear and tear excepted; provided, however, that in the event that the third-party lease for a Facility specifies otherwise, the Party vacating a Facility shall deliver over such Facility in such repair and condition (taking into account the date that the Party began its occupation of such Facility) as set forth in the third-party lease. In addition to the access rights provided under Section 5.03, the Parties or their Subsidiaries, or the landlord in respect of any third-party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third-party lease agreement, if applicable. The Parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the applicable lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless the other Party in accordance with Article VIII in respect of, the acts and omissions of its Representatives, contractors, invitees and licensees. Each of the Parties shall, and shall cause its Subsidiaries, Representatives, contractors, invitees and licensees to, comply in all material respects with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the Party’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third-party lease governing any Facility. The Parties shall not make, and shall cause their respective Subsidiaries, Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other Party or its Subsidiaries, as applicable. The Parties shall provide heating, cooling, electricity and other utility services for the respective Facilities substantially consistent with levels provided prior to the date of this Agreement. The rights granted pursuant to this Section 5.02 shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights in CareFusion or Cardinal Health, or their respective Subsidiaries, Representatives, contractors, invitees or licensees, with respect to the Facilities.

     Section 5.03. Access. (a) CareFusion shall, and shall cause its Subsidiaries to, allow Cardinal Health and its Representatives reasonable access to the facilities of CareFusion necessary for Cardinal Health to fulfill its obligations under this Agreement.
     (b) Cardinal Health shall, and shall cause its Subsidiaries to, allow CareFusion and its Representatives reasonable access to the facilities of Cardinal Health necessary for CareFusion to fulfill its obligations under this Agreement.
     (c) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.
     Section 5.04. Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs & maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 5.04 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.
ARTICLE VI
COSTS AND DISBURSEMENTS
     Section 6.01. Costs and Disbursements. (a) Except as otherwise provided in this Agreement or in the Schedules to this Agreement, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) as provided for in the relevant Schedule (each fee constituting a “Service Charge” and, collectively, “Service Charges”). The Service Charges payable under this Agreement for each Service shall be set forth on the applicable Schedule and be generally determined in accordance with the applicable methodologies set forth on Annex C. During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase, except to the extent of (i) any increases set forth in the Schedules, (ii) any Service Charges applicable to any Additional Services or New Services, and (iii) any increase in the rates or charges imposed by any third-party provider that is providing Services. All charges based on a monthly or other time basis will be pro-rated based on actual days elapsed during the period of service.

     (b) The Provider shall deliver two (2) invoices to the Recipient on a monthly basis, which shall consist of one (1) invoice relating to any Service Charges payable on a fixed-fee basis and a separate invoice relating to any Service Charges payable on a variable or pass-through basis, in each case, beginning on the second (2nd) month following the Distribution Date, in arrears for the Service Charges due to the Provider under this Agreement. The Recipient shall pay the amount of each such invoice by wire transfer to the Provider within fifteen (15) days of the receipt of each such invoice, including appropriate documentation as described herein, as instructed by the Provider; provided, that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency. If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual interest rate of nine percent (9%) (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment. Together with any monthly invoice for Service Charges that are payable on a variable or pass-through basis delivered to the Recipient, the Provider shall provide the Recipient with data and documentation (including copies of all applicable third-party invoices, other than invoices for repair & maintenance Services) reasonably satisfactory to the Recipient supporting the calculation of any Service Charges that are variable from month to month (as a result of any changes in the employee count of the Recipient, changes to the costs incurred by the Provider from any third-party provider in relation to such Service, any reduction in Services or otherwise) for the purpose of verifying the accuracy of such calculation.
     (c) Subject to the confidentiality provisions set forth in Section 11.03, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation; provided, that each Party shall make no more than one such request during any fiscal quarter.
     Section 6.02. Taxes. (a)Without limiting any provisions of this Agreement, the Recipient shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Service Charges, payable by it pursuant to this Agreement; provided, that any applicable gross receipts taxes shall be borne by the Provider unless the Provider is required by law to obtain, or allowed to separately invoice for and obtain, reimbursement of such taxes from the Recipient.
     (b) Notwithstanding anything to the contrary in Section 6.02(a) or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such taxes that Recipient is required by law to withhold and shall pay over such taxes to the applicable taxing authority.
     Section 6.03. No Right to Set-Off. The Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that the Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the Recipient to the Provider under this Agreement.
ARTICLE VII
STANDARD FOR SERVICE
     Section 7.01. Standard for Service. Except where the Provider is restricted by an existing contract with a third party (other than the contracts listed on Annex D) or by Law, the Provider agrees (i) to perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than that which are substantially similar to the nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider (which in the case of CareFusion and its Subsidiaries and its Affiliates providing Services under this Agreement, shall mean the nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Cardinal Health Business for Cardinal Health) prior to the Distribution Date (or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components); (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of any Services in a manner that is no less than that which is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the Distribution Date (the Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 7.01 so long as the applicable Provider complies with this clause (ii)); and (iii) in the event that a CareFusion Entity is the Recipient, to comply with the requirements set forth in Annex E (which requirements are intended by the Parties to describe, and not to modify in any way, the substantially similar level of service required under this Section 7.01). As of or following the date of this Agreement, if the Provider is or becomes aware of any restriction on the Provider by an existing contract with a third-party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by the Provider to the Recipient, the Provider shall use commercially reasonable efforts to promptly notify the Recipient of any such restriction (which notice shall in any event precede any change to, or reduction in, the nature, quality, standard of care or service levels applicable to delivery of the Services resulting from such restriction) and use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 7.01, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.
     Section 7.02. Disclaimer of Warranties. Except as expressly set forth in this Agreement, the Parties acknowledge and agree that the Services are provided as-is, that the Recipients assume all risks and liability arising from or relating to its use of and reliance upon the Services and each Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING

THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE.
     Section 7.03. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.
ARTICLE VIII
LIMITED LIABILITY AND INDEMNIFICATION
     Section 8.01. Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Provider (including any Affiliates and Representatives of the Provider and any third-party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.
     Section 8.02. Limitation of Liability. Subject to Section 8.03, the Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the total aggregate Service Charges (excluding any third-party costs and expenses included in such Service Charges) actually paid to such Provider by the Recipient pursuant to this Agreement.
     Section 8.03. Obligation To Reperform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to reperform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or reperform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 8.01 and 8.02, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. The remedy set forth in this Section 8.03 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for reperformance in accordance with this Section 8.03 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such breach occurred.

     Section 8.04. Release and Recipient Indemnity. Subject to Section 8.01, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services, except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s bad faith, gross negligence or willful misconduct.
     Section 8.05. Provider Indemnity. Subject to Section 8.01, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each a “Recipient Indemnified Party”), from and against any and all Liabilities arising from, relating to or in connection with the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services or in connection with the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider’s bad faith, gross negligence or willful misconduct.
     Section 8.06. Indemnification Procedures. The provisions of Article V of the Separation Agreement shall govern claims for indemnification under this Agreement.
     Section 8.07. Liability for Payment Obligations. Nothing in this Article VIII shall be deemed to eliminate or limit, in any respect, Cardinal Health’s or CareFusion’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.
     Section 8.08. Exclusion of Other Remedies. The provisions of Sections 8.03, 8.04 and 8.05 of this Agreement shall be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.
ARTICLE IX
DISPUTE RESOLUTION
     Section 9.01. Dispute Resolution.
     (a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), Cardinal Health and CareFusion agree that the Cardinal Health Services Manager and the CareFusion Services Manager (or such other persons as Cardinal Health and CareFusion may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of Cardinal Health and CareFusion within fifteen (15) days after the initial written notice of the Dispute (or such longer period as the

Parties may agree), then such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation Agreement; provided, that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.
     (b) In any Dispute regarding the amount of a Service Charge, if after such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 9.01(a), it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (a) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (b) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.
ARTICLE X
TERM AND TERMINATION
     Section 10.01. Term and Termination. (a) This Agreement shall commence immediately upon the Distribution Date and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.
     (b) (i) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service (other than depreciation and repairs & maintenance Services which, for the avoidance of doubt, may not be terminated prior to the twenty-four (24) month minimum service period set forth on the applicable Schedules) but not a portion thereof, (A) for any reason or no reason (x) if the applicable Schedule provides for a minimum service period that is shorter than the maximum service period for such Service (the Parties agree that the Recipient of each such Service shall have a right of early termination in respect of such Service in accordance with the terms of this Section 10.01(b) and the applicable Schedule), (y) upon providing to the Provider the requisite prior written notice for such termination as specified in the applicable Schedule or, if no such notice period is provided in the applicable Schedule, on sixty (60) days’ prior written notice, and (z) subject to the obligation to pay any applicable Termination Charges pursuant to Section 10.02, or (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of Service Charges when due, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider. The relevant Schedule shall be updated to reflect any terminated Service. In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.
     (c) A Recipient may from time to time request a reduction in part of the scope or amount of any Service that is identified on the applicable Schedule as being subject to the provisions of this Section 10.01(c). If requested to do so by Recipient, the Provider agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. If, after such discussions, the Recipient and the Provider do not agree to any requested reduction of the scope or amount of any Service and the relevant Service Charges in connection therewith, then there shall be no change to the scope or amount of any Services or Service Charges under this Agreement. In the event that a Recipient and a Provider agreed to any reduction of Service and the relevant Service Charges, the relevant Schedule shall be updated to reflect such reduced Service and Service Charges. In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.
     (d) In connection with the termination of any Service other than the Services identified on the Schedules as not being subject to the provisions of this Section 10.01(d), if the Recipient or the Provider reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate (either in accordance with any termination notice provided pursuant to Section 10.01(b)(i)(A) or the termination date specified in the applicable Schedule), either Party may request the other Party to extend such Service for a specified period beyond the scheduled termination of such Service (which period shall in no event be longer than sixty (60) days, a “Service Extension”) by written notice to the other Party no less than sixty (60) days prior to the date of such scheduled termination, and the Parties shall use commercially reasonable efforts to comply with such Service Extension; provided, that (i) there shall be no more than one (1) Service Extension with respect to each Service and (ii) the Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Provider. Within five (5) days following either Party’s receipt of a written notice requesting a Service Extension, the Cardinal Health Services Manager and the CareFusion Services Manager shall in good faith (x) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service, and (y) determine the costs and expenses (which shall not include any Service Charges payable under this Agreement), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
     Section 10.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges owed and payable in respect of Services provided prior to the effective date of termination and (ii) any applicable Termination Charges, which shall be payable only in the event that the Recipient terminates any Service (x) prior to the expiration of the applicable minimum service period or (y) without providing the requisite early termination notice, in each case, as set forth in the Schedule relating to such Service. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VIII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article IX, Article X, Article XI, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and any applicable Termination Charges payable pursuant to the early termination of a Service prior to the minimum service period provided in the applicable Schedule, shall continue to survive indefinitely.
     Section 10.03. Force Majeure. (a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.
     (b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider or pay any Termination Charges in connection therewith.
ARTICLE XI
GENERAL PROVISIONS
     Section 11.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.
     Section 11.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article VII and the content of the Services provided to the Recipient.
     Section 11.03. Treatment of Confidential Information.
     (a) The Parties shall not, and shall cause all other persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (“Confidential Information”) not to, disclose to any other person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.
     (b) Each Party shall, and shall cause its Representatives to protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature.
     (c) Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as are binding upon such Party in advance of the disclosure of any such Confidential Information to them.

     (d) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.
     Section 11.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.
     Section 11.05. Notices. Except with respect to routine communications by the Cardinal Health Services Manager and CareFusion Services Manager under Section 2.05, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.05):

(i)	if to Cardinal Health:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: General Counsel
Facsimile: (614) 652-5051
with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff
Matthew Gilroy
Facsimile: (212) 310-8007

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David Katz
David Lam
Facsimile: (212) 403-2000

(ii)	if to CareFusion:

CareFusion Corporation
3750 Torrey View Court
San Diego, California 92130
Attention: Executive Vice President and General Counsel
Facsimile: (858) 617-2300

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff
Matthew Gilroy
Facsimile: (212) 310-8007

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David Katz
David Lam
Facsimile: (212) 403-2000
     Section 11.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     Section 11.07. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.
     Section 11.08. No Third-Party Beneficiaries. Except as provided in Article VIII with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Cardinal Health or CareFusion, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
     Section 11.09. Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.
     Section 11.10. Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.
     Section 11.11. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Cardinal Health and CareFusion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a business day, the period shall end on the next succeeding business day.
     Section 11.12. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.
     Section 11.13. Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Cardinal Health and CareFusion, except that each Party may:
     (a) assign all of its rights and obligations under this Agreement to any of its Subsidiaries, provided, that no such assignment shall release Cardinal Health or CareFusion, as the case may be, from any liability or obligation under this Agreement;

     (b) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquiror that is not a Competitor of the Provider, assign to the acquiror of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement, provided, that (i) no such assignment shall release Cardinal Health or CareFusion, as the case may be, from any liability or obligation under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Annexes and Schedules to this Agreement, that may be necessary or appropriate in order to assign such Services; and
     (c) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquiror that is a Competitor of the Provider, assign to the acquiror of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement, provided, that (i) no such assignment shall release Cardinal Health or CareFusion, as the case may be, from any liability or obligation under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Annexes and Schedules to this Agreement, that may be necessary or appropriate in order to ensure that such assignment will not (x) materially and adversely affect the businesses and operations of each of the Parties and their respective Affiliates or (y) create a competitive disadvantage for the Provider with respect to an acquiror that is a Competitor, and (iv) no Party shall be obligated to provide any such assigned Services to an acquiror that is a Competitor if the provision of such assigned Services to such acquiror would disrupt the operation of such Party’s businesses or create a competitive disadvantage for such Party with respect to such acquiror;
provided, that, notwithstanding anything to the contrary in this Section 11.13, no Party shall be entitled to assign any rights or obligations under this Agreement that relate to Services provided to the former Medical Products Technologies business of Cardinal Health (including respiratory, infection prevention, V. Mueller and On-Site businesses).
     Section 11.14. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

     Section 11.15. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either Cardinal Health or CareFusion or their Affiliates shall have any liability for any obligations or liabilities of Cardinal Health or CareFusion, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CARDINAL HEALTH, INC.
By:
Name:
Title:

CAREFUSION CORPORATION
By:
Name:
Title: